                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):      July 22, 1998


                               TRENWICK GROUP INC.
               (Exact Name of Registrant as Specified in Charter)



          Delaware                  0-14737                    06-1152790
(State or Other Jurisdiction      (Commission                (IRS Employer
     of Incorporation)            File Number)             Identification No.)


Metro Center, One Station Place, Stamford, Connecticut            06902
     (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code:           (203) 353-5500

Item 5.  Other Events


On July 22, 1998, the registrant issued a press release setting forth its financial results for the second quarter of 1998. The press release is attached hereto as Exhibit A.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 30, 1998

                                          TRENWICK GROUP INC.

                                          By  /s/ James F. Billett, Jr.
                                              --------------------------------
                                              James F. Billett, Jr.
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                                                                       EXHIBIT A

                           Trenwick Group Inc. Reports
                   Record Growth from International Expansion


Stamford, Connecticut, July 22, 1998 . . .

Trenwick Group Inc. reported consolidated net income of $9.0 million, or $.75 per share, for the second quarter of 1998 compared to $8.6 million, or $.72 per share, for the second quarter of 1997. Per share earnings on a diluted basis were $.74 for 1998 compared to $.71 for 1997.

For the first half of 1998, Trenwick's net income was $18.2 million or $1.53 per share, compared to income before extraordinary item of $18.4 million or $1.62 per share in the first half of 1997. Included in net income for the first half of 1997 was an extraordinary loss on debt redemption, net of tax, of approximately $1 million or $.09 per share. Net income per diluted share was $1.51 for the first half of 1998 compared to $1.53 for the first half of 1997.

Operating income for the second quarter of 1998 includes after-tax costs of approximately $800,000 or $.07 per share relating to expansion activities of the Group and profit commission adjustments on certain prior years' accounts. Expansion activities include business development and mergers and acquisitions.

Net income for the second quarter of 1998 and 1997 includes after-tax realized investment gains of $351,000 or $.03 per share and $1,000, respectively. Net income for the first half of 1998 and 1997 includes after-tax realized investment gains of $819,000 or $.07 per share and $1.2 million or $.10 per share, respectively.

As previously announced, Trenwick completed the acquisition of Trenwick International Limited ("Trenwick International"), formerly SOREMA (UK) Limited, from SOREMA S.A. on February 27, 1998. Trenwick International is based in London and underwrites treaty and facultative reinsurance and specialty insurance on a worldwide basis. The acquisition was accounted for as a purchase, and accordingly the fair value of the assets and liabilities of

Trenwick International has been included in the consolidated balance sheet. The aggregate purchase price of $63.2 million, including acquisition costs, approximated the book value of Trenwick International at the date of acquisition. On March 31, 1998, the share capital of Trenwick International was increased by $67 million to approximately $127 million. Trenwick International's operations are included in the Company's quarterly and year to date results from the date of acquisition.

Trenwick's consolidated net premium writings in the quarter and first half of 1998 totaled $75.0 million and $119.5 million compared to $48.9 million and $108.4 million in 1997, respectively. This increase of 53% and 10% for the quarter and first half of 1998 primarily reflects the inclusion of Trenwick International's business during these periods.

Net premium writings from the Group's U.S. operations declined 18% and 22% in the quarter and the first half of 1998 compared to last year. Casualty business, which represents 92% of the Company's U.S. business, declined 16% and 19%, while property business declined 34% and 48%, respectively. Premium writings declined as a result of three principal causes. Price competition among primary companies put pressure on ceding companies' own premium writings. Insurers continued to restructure their reinsurance programs, reducing the amount of reinsurance they purchase. In addition, increasingly intense competition in the reinsurance markets drove reinsurance prices on a number of casualty and property accounts below pricing levels that the Company would accept.

Trenwick International reported net premium writings of $34.8 million in the second quarter of 1998. While the international business is also highly competitive, growth in this business is expected to result primarily from an increase in Trenwick International's retention of business owing to a change in its reinsurance programs, and an increase in its capital. The Company is also expanding into new geographic markets previously prohibited by contracts with its former parent.

The Group's GAAP combined ratio for the second quarter and first half of 1998 was 100% and 99.4% compared to 97.3% and 97% for the same period in 1997. Trenwick America's GAAP combined loss and expense ratio in the second quarter and first half of 1998 was

98.7% and 98.6%, compared to 97.3% and 97% for the same periods in 1997. The increase in the combined loss and expense ratio for this business resulted primarily from higher commission expenses and an increase in the overhead expense ratio caused by lower premium writings. The combined loss and expense ratio in the first half of 1998 includes favorable reserve development of approximately $3.0 million compared to approximately $2.9 million for the same period in 1997. Trenwick International's GAAP combined loss and expense ratio for the second quarter and first half of 1998 was 102.2 %.

Group net investment income of $15 million and $27.4 million increased 24% and 15%, respectively, in the second quarter and first half of 1998 compared to $12.1 million and $23.9 million for the same periods in 1997. Pre-tax yields on invested assets, excluding equity securities, averaged 6.3% in 1998 and 6.4% in 1997. The increase in investment income is due to the continued growth in Trenwick's invested asset base resulting primarily from the acquisition of Trenwick International.

After-tax net investment income in the second quarter and first half of 1998 was $9.8 million and $19.1 million compared to $9.2 million and $18.1 million for the comparative periods in 1997. The effective income tax rate on net investment income for the first half of 1998 was approximately 30.2% versus 23.9% for the same period in 1997. The increase in the effective income tax rate is due to the fully taxable nature of Trenwick International's investments.

As of June 30, 1998, Trenwick's consolidated stockholders' equity totaled $372.8 million or $30.92 per share, as compared to $357.6 million or $29.93 per share at December 31, 1997. Since December 31, 1997, the unrealized appreciation of debt and equity investments increased $2.1 million, net of tax, or $.18 per share. Trenwick America Re's statutory surplus was $344.1 million as of June 30, 1998, compared to $322.9 million at December 31, 1997. Trenwick International's statutory surplus was $129.0 million as of June 30, 1998.

Cash flow from operations of $9.6 million in the first half of 1998 decreased approximately 62% compared to cash flow from operations of $25.1 million in the first half of 1997. The reduction in cash flow from operations was due primarily to timing differences on recoveries relating to Trenwick International's contracts with its former parent and a decline in premium volume associated with the Group's U.S. business.

Cash provided by financing activities in the first half of 1998 increased to $68.5 million compared to cash provided by financing activities of $56.4 million in the first half of 1997, primarily due to the proceeds of the issuance of $75 million principal amount of 6.7% Senior Notes.

Trenwick declared a second quarter dividend of $.25 per share in 1998, a 4% increase compared to $.24 per share in the second quarter of 1997. During 1997, Trenwick's Board of Directors approved a stock repurchase program covering up to one million shares of the Company's common stock; no shares have been repurchased to date.

Trenwick Group Inc. is a holding company with two principal operating subsidiaries, Trenwick America Re, which provides treaty and facultative reinsurance to insurers of property and casualty risks in the United States, and Trenwick International, which underwrites treaty and facultative reinsurance as well as specialty insurance on a worldwide basis. Trenwick America Re is rated A+ (Superior) by A.M. Best Company and is assigned a claims-paying ability rating of A+ by Standard & Poor's. Trenwick International is rated A (Excellent) by A.M. Best Company and has also been assigned a claims-paying ability rating of A+ by Standard & Poor's.

                               TRENWICK GROUP INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                          Three Months Ended        Six Months Ended
                                                June 30,                 June 30,
                                          -------------------     ---------------------
                                            1998        1997        1998         1997
                                            ----        ----        ----         ----
                                              (in thousands except per share data)
Net premiums written                      $74,956     $48,846     $119,449     $108,404
                                          -------     -------     --------     --------
Net premiums earned                        70,964      47,105      116,788      101,019
Net investment income                      14,976      12,123       27,360       23,852
Net realized investment gains                 540           1        1,260        1,916
Other income                                  320          10          332           10
                                          -------     -------     --------     --------
Total revenues                             86,800      59,239      145,740      126,797
                                          -------     -------     --------     --------

Claims and claims expenses incurred        43,071      27,486       69,576       58,290
Policy acquisition costs                   20,773      14,580       35,931       31,957
Underwriting expenses                       7,112       3,779       10,568        7,768
General and administrative expenses         1,025        --          1,849         --
Interest expense                            1,291        --          1,349          890
Minority interest in subsidiary trust       2,425       2,426        4,851        4,043
                                          -------     -------     --------     --------
Total expenses                             75,697      48,271      124,124      102,948
                                          -------     -------     --------     --------
Income before income taxes and
  extraordinary item                       11,103      10,968       21,616       23,849
Income taxes                                2,128       2,375        3,396        5,455
                                          -------     -------     --------     --------
Income before extraordinary item            8,975       8,593       18,220       18,394
Extraordinary loss on debt redemption
  net of $558 income tax benefit             --          --           --          1,037
                                          -------     -------     --------     --------
Net income                                $ 8,975     $ 8,593     $ 18,220     $ 17,357
                                          =======     =======     ========     ========
BASIC EARNINGS PER SHARE
Income before extraordinary item          $   .75     $   .72     $   1.53     $   1.62
Extraordinary loss                           --          --           --            .09
                                          -------     -------     --------     --------
Net income                                $   .75     $   .72     $   1.53     $   1.53
                                          =======     =======     ========     ========

DILUTED EARNINGS PER SHARE
Income before extraordinary item          $   .74     $   .71     $   1.51     $   1.53
                                          =======     =======     ========     ========
Net income                                $   .74     $   .71     $   1.51     $   1.53
                                          =======     =======     ========     ========

DIVIDENDS PER COMMON SHARE                $   .25     $   .24     $    .50     $    .48
                                          =======     =======     ========     ========

The earnings per share amounts prior to 1997 have been restated to comply with the newly adopted accounting standard, "Earnings Per Share".

The condensed consolidated financial information above should be read in conjunction with the consolidated financial statements and notes thereto as filed with the Securities and Exchange Commission.

                               TRENWICK GROUP INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                        June 30,               December 31,
                                                          1998                     1997
                                                      ----------               ------------
                                                      (in thousands except per share data)
Securities available for sale at fair value:

  Debt securities (amortized cost: $876,668
  and $788,727)                                       $  903,385                $  812,314

  Equity securities
  (cost:  $46,401 and $31,603)                            57,133                    39,163

Cash and cash equivalents                                 60,881                    12,847
Receivables from ceding insurers                         147,680                    91,867
Reinsurance recoverable balances, net                    123,647                    66,361
Other assets                                              97,612                    65,371
                                                      ----------                ----------
Total assets                                          $1,390,338                $1,087,923
                                                      ==========                ==========
Unpaid claims and claims expenses                     $  660,009                $  518,387
Unearned premium income                                  150,918                    87,020
6.7% Senior notes due 2003                                75,000                      --
Other liabilities                                         21,637                    14,867
                                                      ----------                ----------

Total liabilities                                        907,564                   620,274
Company obligated mandatorily
 redeemable preferred capital securities
 of subsidiary trust holding solely Junior
 Subordinated Debentures of Trenwick                     110,000                   110,000

Common stockholders' equity                              372,774                   357,649
                                                      ----------                ----------
Total liabilities and stockholders' equity            $1,390,338                $1,087,923
                                                      ==========                ==========

Total number of shares of
  common stock outstanding                                12,057                    11,951
                                                      ==========                ==========

Book value per share                                  $    30.92                $    29.93
                                                      ==========                ==========


The condensed consolidated financial information above should be read in conjunction with the consolidated financial statements and notes thereto as filed with the Securities and Exchange Commission.

                               TRENWICK GROUP INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)


                                                           Six Months Ended
                                                                June 30,
                                                        -----------------------
                                                          1998           1997
                                                        --------       --------
                                                            (in thousands)
Cash provided by (used for):

  Operating activities                                  $  9,555       $ 25,113

  Investing activities                                   (29,322)       (85,734)

  Financing activities                                    68,493         56,380

  Effect of Exchange Rate on Cash                           (692)          --
                                                        --------       --------

Change in cash and cash equivalents                       48,034         (4,241)

Cash and cash equivalents, beginning of period            12,847         14,253
                                                        --------       --------

Cash and cash equivalents, end of period                $ 60,881       $ 10,012
                                                        ========       ========


The condensed consolidated financial information above should be read in conjunction with the consolidated financial statements and notes thereto as filed with the Securities and Exchange Commission.